UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2011

MOMENTIVE SPECIALTY CHEMICALS INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)
614-225-4000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Amendment to Senior Secured Credit Facility
On May 18, 2011, Momentive Specialty Chemicals Inc. (the “Registrant”) entered into an incremental amendment to its senior secured credit facility whereby certain revolving facility lenders agreed to make approximately $199.6 million of revolving facility commitments available for revolving facility loans under the Registrant's senior secured credit facility. The incremental amendment and the new revolving commitments will become effective, subject to customary conditions, upon the May 31, 2011 maturity of the existing revolving credit facility, and the new revolving commitments will mature 91 days prior to the maturity date of the term loans under the senior secured credit facility, which is May 5, 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The terms and conditions of the Registrant's existing revolving credit facility will remain in full force and effect and have not been altered by these new commitments, including but not limited to the interest rate.

Item 2.03	Creation of a Direct Financial Obligation
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Exhibit 10.1    Third Incremental Facility Amendment, dated as of May 18, 2011, by and among Momentive Specialty Chemicals Inc., the other borrowers named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date:	May 18, 2011	/s/ George F. Knight
George F. Knight
Senior Vice President - Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Third Incremental Facility Amendment, dated as of May 18, 2011, by and among Momentive Specialty Chemicals Inc., the other borrowers named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.